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Exhibit 99.9

REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF DBS HOLDINGS, INC.


We have audited the consolidated balance sheets of DBS HOLDINGS, INC. (formerly M-I Vascular Innovations, Inc.) (a development stage company) as at May 31, 2001 and 2000 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended and cumulatively, for the period from January 20, 1999 (date of incorporation) to May 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at May 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended and cumulatively, for the period from January 20, 1999 (date of incorporation) to May 31, 2001 in accordance with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the company has suffered losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP


CHARTERED ACCOUNTANTS

Vancouver, Canada